Exhibit 10.23

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between NBC Universal, Inc. (the “Company”), General Electric Company (the “Parent”), and Jeffrey A. Zucker (the “Executive”) dated as of February 7, 2007.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into an agreement embodying the terms of the Executive’s employment as the Company’s President and Chief Executive Officer in the form of this Agreement;

WHEREAS, the Executive desires to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parent, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean February 1, 2007.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fourth anniversary thereof, unless sooner terminated in accordance with this Agreement (the “Employment Period”).

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the President and Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such positions, reporting directly to the Chief Executive Officer of the Parent, provided that the Executive shall not report to the Chief Executive Officer of the Parent and shall instead report directly to Robert C. Wright from the Effective Date until April 30, 2007 or such earlier date that Robert C. Wright shall cease to be employed by the Parent and its subsidiaries, and (B) the Executive’s principal location of employment shall be Manhattan, New York.

(ii) The Executive agrees that during the Employment Period, he shall devote substantially all of his business time, energies and talents to serving as the Company’s President and Chief Executive Officer and perform his duties conscientiously and faithfully. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as the President or Chief Executive Officer of the Company.

(iii) The Executive agrees that the Company has no obligation to extend the Employment Period or to continue his employment after expiration of the Employment Period, and the Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached. The Executive also agrees that, should the Company choose to continue the Executive’s employment for any period of time following the expiration of the Employment Period (including any extension thereof), the Executive’s employment with the Company will be “at will,” which means that, during any time following the expiration of the Employment Period, the Company may terminate the Executive’s employment at any time, with or without reason and with or without notice, and the Executive may resign at any time, with or without reason and with or without notice.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less $5,000,000, payable pursuant to the Company’s normal payroll practices. Such Annual Base Salary shall be increased to $5,500,000 commencing August 1, 2008 and, in February 2010, the Annual Base Salary shall be reviewed for increase based on the Executive’s performance, on the same basis as the salaries of senior officers of Parent and its subsidiaries are reviewed generally. The term “Annual Base Salary” shall mean the Executive’s Annual Base Salary as increased from time to time.

(ii) Bonuses. For each fiscal year during the Employment Period, the Executive shall receive a guaranteed annual cash bonus of no less than $1,500,000 for good performance (“Annual Bonus”). In addition, for each fiscal year completed during the Employment Period, the Executive shall be eligible to earn an additional performance bonus in an amount set forth in the table below (the “Additional Performance Bonus”) based on the year-over-year increase in the operating profit of the Company as set forth in the table below:

Year-Over-Year Increase in Operating Profits	Bonus Payable
Five Percent	$3,000,000	*
Ten Percent	$3,500,000
12.5 Percent	$4,000,000
15 Percent	$4,500,000

*	Payable at $2,000,000 years 2008 and beyond.

The Annual Bonus and the Additional Performance Bonus shall be paid in cash no later than two and a half months following the end of the year for which the bonus was earned.

(iii) Long-Term Incentive Compensation. For each fiscal year during the Employment Period, the Company will recommend that the Board of Directors of the Parent (the “Parent Board”) approve the Executive to receive an option to purchase 100,000 shares of

Parent’s common stock (“Parent Common Stock”) with an exercise price equal to the fair market value of Parent Common Stock on the date of grant and 33,334 restricted stock units based on shares of Parent Common Stock on terms and conditions no less favorable than grants provided to similarly situated executives of the Parent and its subsidiaries generally. In addition, effective January 1, 2007, the Executive’s 2006-2008 Long-Term Performance Award under Parent’s Contingent Long-Term Performance Plan (the “LTPP”) will be modified so that it will be paid out in accordance with the Company’s “Category 1” award payout percentage for the program, based on the Executive’s Annual Base Salary in February 2009 (the date of such Annual Base Salary, subject to Parent Board Approval), which award shall be payable no later than two and a half months following the end of the last fiscal year in the performance period (“Current LTPP Award”). The Executive shall participate in future performance periods under the LTPP, or any successor or replacement plan, (“Future LTPP Awards”) at the “Category 1” award payout level to the extent that such plan is approved by the Parent Board.

(iv) Special RSU Grant. As soon as practicable following the Effective Date, the Company will recommend that the Parent Board approve the Executive to receive a special one-time grant of 50,000 restricted stock units based on shares of Parent Common Stock (the “Special RSU Grant”). Twenty five percent of the Special RSU Grant shall vest, and the underlying shares shall be delivered, on the first four anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through each such date. Except as specifically set forth herein, the Special RSU Grant shall have terms and conditions no less favorable to the Executive than the annual grants of restricted stock units provided to similarly situated executives of the Parent and its subsidiaries generally.

(v) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all welfare, retirement, paid time off, perquisites, fringe benefit and other benefit plans, practices, policies and programs in which similarly situated executives of the Parent and its subsidiaries generally are eligible to participate and to receive office and support staff commensurate with those provided to similarly situated executives of the Parent and its subsidiaries generally.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for business expenses incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for similarly situated executives of the Parent and its subsidiaries generally.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. In the event a Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician mutually selected by (i) the Company or its insurers and (ii) the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each of the Company and the Executive shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the willful engaging by the Executive in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious to the Company or the Parent or either of their respective reputations, clients or customers;

(iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto;

(iv) a willful and material violation of the Company’s policies and procedures applicable to the Executive, including, without limitation, the General Electric Integrity Policies contained in The Spirit and the Letter of Our Commitment, the NBC Universal Employee Handbook and the Employment Data Protection Standards, which violation is materially and demonstrably injurious to the Company or the Parent or either of their respective reputations, clients or customers; or

(v) a material breach by the Executive of Section 8 of this Agreement, if such breach is not cured within 30 business days following receipt of a notice of such breach.

Notwithstanding the foregoing, the Company shall not be considered to have Cause to terminate this Agreement unless and until the Company gives the Executive written notice of the circumstances constituting the Cause and the Executive fails to have cured such circumstances within 30 business days of receipt of such notice; provided, however, there shall be no cure period with respect to clause (iii).

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive:

(i) any diminution in Executive’s title or reporting relationship as contemplated by Section 3(a) of this Agreement or the assignment to the Executive of any duties materially inconsistent with the Executive’s title; or

(ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement (including any failure of the Parent Board to grant compensation contemplated by Section 3(b), even if the Company recommends such compensation for grant).

Notwithstanding the foregoing, the Executive shall not be considered to have Good Reason to terminate this Agreement unless and until he gives the Company written notice of the circumstances constituting the Good Reason and the Company fails to have cured such circumstances within 30 business days of receipt of such notice.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive or (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. (a) If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive a lump-sum cash payment within 10 days after the Date of Termination equal to the product of (A) the sum of (1) the Executive’s Annual Base Salary and (2) the Annual Bonus and (B) a fraction the numerator of which is the number of days from the Date of Termination until the fourth anniversary of the Effective Date and the denominator of which is 365;

(ii) notwithstanding the terms of the LTPP, to the extent that the Executive has not theretofore been paid a Current LTPP Award, the Parent shall pay to the Executive the Executive’s Current LTPP Award (without proration) based on actual performance through the end of the performance period at such time as similarly situated active executives of the Parent and its subsidiaries are paid such awards, provided that the Executive’s award shall only be reduced pursuant to negative discretion in a manner that is proportionate to reductions for similarly situated active executives of Parent and its subsidiaries generally and individual performance targets, if any, shall be deemed to be achieved at target level;

(iii) notwithstanding the terms of the LTPP, the Parent shall pay to the Executive with respect to each performance period for Future LTPP Awards then in effect, at such time as similarly situated active executives of the Parent and its subsidiaries are paid such awards for such periods, an amount equal to the product of (A) the Executive’s Future LTPP Award, if any, based on actual performance through the end of the applicable performance period and (B) a fraction, the numerator is the number of days from the commencement of the applicable performance period until the Date of Termination and the denominator of which is total number of days in the applicable performance period, provided that the Executive’s award shall only be reduced pursuant to negative discretion in a manner that is proportionate to reductions for similarly situated active executives of Parent and its subsidiaries generally and individual performance targets, if any, shall be deemed to be achieved at target level,

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Parent, the Company and their respective subsidiaries in accordance with the terms and normal procedures of each such plan, program, policy or practice, as modified by this Agreement, based on accrued benefits through the Date of Termination (such amounts and benefits, the “Other Benefits”).

Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(b) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the Executive’s Annual Base Salary through the Date of Termination, (ii) the payment within 10 days of the Date of Termination of an amount equal to the product of (A) the Annual Bonus and (B) a fraction the numerator of which is the number of days from the beginning of the Company’s fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”), and (iii) the timely payment or provision of the Other Benefits, including any applicable life insurance benefits, in each case to the extent theretofore unpaid.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than (i) the Executive’s Annual Base Salary through the Date of Termination, (ii) the payment within 10 days of the Date of Termination of the Pro Rata Bonus, and (iii) the timely payment or provision of the Other Benefits, including any applicable disability benefits, in each case to the extent theretofore unpaid, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(d) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

6. Non-Exclusivity of Rights. Except as specifically provided otherwise, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Parent, the Company, or any of their respective subsidiaries for which the Executive is otherwise eligible, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Parent, the Company or their respective subsidiaries. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Parent, the Company or their respective affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Parent, the Company or their respective subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

7. Full Settlement. The Company’s and the Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or the Parent or their respective affiliates may have against the

Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

8. Covenants.

(a) Confidential Information. The Executive agrees to keep the terms and conditions of this Agreement strictly confidential, and agrees not to disclose its terms to any person, other than the Executive’s spouse, legal and/or financial advisor, or unless compelled by law to do so or unless necessary to enforce the Executive’s rights under this Agreement. The Executive acknowledges and agrees that the Executive currently possesses, or will acquire, learn, obtain or develop “Confidential Information” during the Executive’s employment with the Company. “Confidential Information” means any information of a secret or confidential nature or not known to the general public, which is received by the Executive during his employment, concerning the Company, or its parent or subsidiary companies, ventures, businesses, affiliated entities, suppliers or customers. “Confidential Information,” for the purposes hereof, may further include, but is not limited to, the following; trade secrets, proprietary information, intellectual property knowledge, customer information, customer lists, methods, plans, documents, records, data, drawings, manuals, notebooks, reports, models, inventions, formulas, processes, computer software, codes, passwords, information systems, software authorizing techniques, contracts, negotiations, strategic planning (sales, corporate, or otherwise), proposals, business alliances, training and educational materials, and any information concerning costs and profits, projections, new business ventures, and/or expansion/contraction plans, contacts, personnel, as well as matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical, or dramatic nature, or regarding any form of product produced, distributed, or acquired by the Company, or any other proprietary information about the Company’s business which is not generally known by the public, regardless of whether any such Confidential Information is in oral, written, machine, computer readable, or some other form. The Executive will hold in a fiduciary capacity, for the benefit of the Company, all Confidential Information, which he has or may acquire, learn, obtain or develop during his employment with the Company. Accordingly, the Executive acknowledges and agrees that he will not, during the Employment Period or at any time thereafter, directly or indirectly use, communicate or divulge for the Executive’s own benefit or for the benefit of another person, corporation, entity or third party any such Confidential Information other than (i) with the express written authorization of the Company, (ii) as required by law or as ordered by a court of competent jurisdiction or (iii) with respect to matters that are generally known to the public.

(b) Non-Solicit. The Executive acknowledges and agrees that the Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, the Executive shall not, at any time during the Restricted Period (as defined below), without the prior written consent of the Company, directly or indirectly, solicit, induce or attempt to solicit or induce any employee (with the exception of the Executive’s personal administrative assistant/secretary, if any), exclusive consultants, exclusive contractors or exclusive representatives of the Company (or those of any of its affiliated entities) to leave employment, or otherwise stop working for, contracting with or representing the Company or any of its affiliated entities. The “Restricted Period” shall mean the period from the Effective Date until the first anniversary of the Date of Termination.

(c) No Competition. During the Restricted Period, the Executive shall not enter into an employment or contractual relationship, either directly or indirectly, to provide services to any Competitive Business. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company), in any country of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind competitive with the Company in the entertainment, broadcast, cable or movie industries in such jurisdiction; provided, that any business or endeavor shall not be considered a “Competitive Business” in the event that, as of the Date of Termination, such business is not a business of the Company or any of its subsidiaries. Notwithstanding the foregoing, it shall not be a violation of this Section 8(c) for the Executive (A) to make and retain investments during the Restricted Period in less than five percent (5%) of the outstanding equity securities of any publicly-traded entity engaged in a Competitive Business (B) following the Date of Termination, to provide services to any person or entity engaged in any Competitive Business if the Executive is not involved, directly or indirectly, in the management, supervision or operations of such Competitive Business and the gross revenues generated by such Competitive Business do not constitute more than 25% of the consolidated gross revenues of such person or entity and its affiliates.

(d) Assignment of Property. The results and proceeds of the Executive’s services or work hereunder, including, without limitation, materials, products, projects, inventions, discoveries, designs and all parts thereof, and/or works of authorship or works in progress that the Executive creates within the scope of his employment or otherwise resulting from his services during the Executive’s employment with the Company and/or any of the Company’s affiliated entities (collectively, the “Company Materials”), in addition to any and all copyrights and patents, extensions and renewals thereof under United States and all other laws related to such Company Materials, shall be the Company’s sole and exclusive property, free from any adverse claims. All Company Materials shall be deemed “work made for hire” as defined in Section 101(2) of the United States Copyright Act. The Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Executive whatsoever. If, for any reason, any of the Company Materials are deemed not to legally be a “work made for hire” and/or there are any rights which do not accrue to the Company hereunder or pursuant to law, then the Executive hereby irrevocably assign and agree to assign any and all of the Executive’s rights, titles and interests thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Executive whatsoever. The Executive will, from time to time, as may be requested and directed by the Company during or subsequent to the Executive’s employment with the Company (at the Company’s expense, if any), do any and all things which the Company may deem useful or desirable to assist, establish, protect or document the Company’s exclusive ownership of any and all rights in any Company Materials, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any rights in the Company Materials or results and proceeds of the Executive’s services that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such rights. This paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being the Executive’s employer. The Executive’s obligations to assign property rights under this Section 8(d) will not, however, apply to any other non-employment based materials, products, projects, inventions, discoveries or designs and all parts thereof, and/or works of authorship or works in progress (“Non-Company Materials”). At the Company’s request, or upon termination of the Executive’s employment (whether voluntary or involuntary), the Executive agrees to immediately return to the Company all Company property, including, but not limited to, computers or computer software, cell phones, equipment, blackberry or pager devices, beepers, keys, identification badges, and any and all documents, programs and/or materials containing Confidential Information (“Company Property”).

(e) Freedom to Enter Into Agreement. The Executive represents and warrants that he is free to work for the Company and to enter into this Agreement, and that he is not restricted in any manner from exclusively performing under this Agreement by any prior agreement, commitment or understanding with any third party.

(f) Remedies. The Executive acknowledges and agrees that the terms of Section 8: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 10(a) below are accurate and necessary because (A) this Agreement is entered into in the State of New York, (B) as of the Effective Date, New York will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, New York will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of New York law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 8 would not violate any fundamental public policy of New York or any other jurisdiction. If any of the provisions of Section 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company or the Parent shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Parent and the Company and their respective successors and assigns.

(b) No rights or obligations of the Company or the Parent under this Agreement may be assigned or transferred by the Parent or the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Parent or the Company, as applicable, is not the continuing entity, or the sale or liquidation of all or substantially all or a substantial portion of the assets of the Company or the Parent, as applicable; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company or the Parent, as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of the Company or the Parent, as applicable, as contained in this Agreement, either contractually or as a matter of law.

(c) The Company or the Parent, as applicable, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or the Parent, as applicable, would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, “Parent” shall mean the Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

With a copy to:

Adam D. Chinn, Esq.

Jeremy L. Goldstein, Esq.

Wachtell, Lifton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

If to the Company:

NBC Universal, Inc.

30 Rockefeller Plaza

New York, New York 10112

Attention: Executive Vice President, Human Resources

With a copy to:

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Attention: Senior Vice President

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s, the Parent’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Parent may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other agreements between the Parties with respect to the subject matter hereof.

(g) All claims and disputes arising out of the terms of this Agreement and the Executive’s employment hereunder shall be submitted for binding arbitration before a panel of (3) arbitrators appointed and serving in accordance with the rules and regulations of the American Arbitration Association in the City of New York. The arbitrators shall be entitled as part of their award to apportions the cost of that proceeding, including legal fees, in their discretion. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors, the Parent and the Company have caused these presents to be executed in their respective names and on their respective behalves, all as of the day and year first above written.

GENERAL ELECTRIC COMPANY

By:
Title:

NBC UNIVERSAL, INC.

By:
Title:

Jeffrey A. Zucker

14